                                                                   Exhibit 10.02

                                                                  EXECUTION COPY

                               JOHN PIERS MARMION
                       SEPARATION AND SETTLEMENT AGREEMENT
                               AND GENERAL RELEASE

     This Separation and Settlement Agreement and General Release (this "Agreement") is made as of the 12th day of June 2003 (the "Effective Date"), by and between John Piers Marmion (the "Employee") and Heidrick & Struggles International, Inc., a Delaware corporation (the "Company") concerning the Employee's termination of employment with the Company.

     WHEREAS, the Company and the Employee entered into that certain Employment Agreement dated as of January 1, 2002, (the "Employment Agreement");

     WHEREAS, on April 7, 2002, the Employee tendered his resignation as Chief Executive Officer of the Company, which the Company accepted;

     WHEREAS, the Employee's employment with the Company will terminate effective as of June 30, 2003 pursuant to the terms set forth in this Agreement (the "Termination Date"); and

     WHEREAS, the Company and the Employee intend that this Agreement shall be in complete settlement of all rights of both the Employee and the Company under the Employment Agreement or otherwise relating to his employment by the Company.

     NOW THEREFORE, in consideration of the mutual promises and agreements set forth below, the Company and the Employee agree as follows:

     1. Termination. The Employee's employment with the Company will terminate by mutual consent effective as of the close of business on the Termination Date and the Employee will continue to be paid his current salary (at an annual rate of $650,000.00 per year), expense reimbursements and employee benefits through the Termination Date.

     2. Resignation. The Employee hereby resigns as an officer of the Company and all of its affiliates as of the Effective Date and hereby resigns from employment and all other positions with the Company and all of its affiliates effective as of the close of business on the Termination Date. Employee agrees to execute a letter of resignation, effective as of the Termination Date, in the form attached hereto as Exhibit A, and shall execute any additional resignation letters as may be reasonably requested by the Company.

     3. 2003 Bonus. The Employee shall receive a pro rata 2003 Bonus payment ("2003 Bonus") from the Company in the gross amount of THREE HUNDRED TWENTY-FIVE THOUSAND DOLLARS ($325,000.00) to be paid on the first business day following the date on which this agreement becomes final and binding pursuant to paragraph 13 below (the "Initial Payment Date").

     4.   Other Payments.

          (a) Employee shall receive a series of severance payments from the Company in the aggregate gross amount of ONE MILLION THREE HUNDRED THOUSAND DOLLARS ($1,300,000.00), to be paid in twelve equal monthly installments in the gross amount of ONE HUNDRED AND EIGHT THOUSAND THREE HUNDRED THIRTY-THREE DOLLARS AND THIRTY-THREE CENTS ($108,333.33) (the "Severance Payments") as of each one-month anniversary of the Termination Date. The Company's obligation to pay the Severance Payments is conditioned upon the execution of this Agreement, including the execution of the General Release and Waiver, provided in Exhibit B to this Agreement (the "Release"), receipt by the Company of the English Advisor's Certificate in Exhibit C to this Agreement ("the Certificate") and the continued compliance by the Employee of all of the terms and conditions of this Agreement. The first Severance Payment shall be made on the Initial Payment Date; provided, however, that in the event that the cash payments to be made to the Employee as of the Initial Payment Date are not adequate to provide for the required tax withholding on such cash payments together with the withholding requirements associated with any non-cash benefits provided hereunder, the Company may accelerate a portion of the Severance Payment installments (starting with the earliest installments due) to the Initial Payment Date in order to satisfy such withholding obligations. In the event that Severance Payment installments are accelerated pursuant to the immediately preceding sentence, the balance of the Severance Payment installments will be paid on the dates originally anticipated for such installments, absent the acceleration of any other installment.

          (b) Employee shall receive a one time lump sum payment in the amount of THREE HUNDRED SEVENTY-ONE THOUSAND SIX HUNDRED TWENTY-FIVE DOLLARS ($371,625.00) as of the Initial Payment Date.

     5. Sign-On Loan. The Company shall forgive the outstanding aggregate principal (in the amount of ONE MILLION FIFTY-THREE THOUSAND EIGHT HUNDRED EIGHTY ONE POUNDS STERLING ((pound)1,053,881)) of the loan made to the Employee pursuant to the Employer's employment agreement, dated July 7, 2000, with such forgiveness to be effective as of the Initial Payment Date. With respect to the income arising from the loan forgiveness, Employee shall be required to pay (or have offset against other payments provided herein) the Employer's National Insurance Contribution as may be due, in addition to any withholding required under Section 18, with such amount paid or offset as of the date of forgiveness.

     6. Restricted Stock Units. Effective as of the Termination Payment Date, the Employee shall become fully vested in the 50,000 restricted stock units granted August 25, 2000, which, per the terms of the award, would otherwise become vested as of August 25, 2003. Effective as of the Termination Date, the Employee shall vest in 50,000 restricted stock units granted December 31, 2001, which are part of 150,000 total restricted stock units granted on such date, 50,000 of which vested January 2, 2003. This vesting is to be permitted by the Company on an ex gratia basis only and the Employee acknowledges that he has no pre-existing contractual entitlement to this vesting, under the terms on which the relevant restricted stock units were granted or otherwise. The remaining balance of 50,000 restricted stock units granted on December 31, 2001 shall be forfeited and cancelled as of the Initial Payment Date. The

Employee acknowledges and agrees that he does not possess, nor is entitled to, any other restricted stock unit awards under any plan or program of the Company or any of its affiliates. The Company shall withhold from the restricted stock units vesting pursuant to this Section 6 that number of shares equal to the minimum statutory required withholding, based on the closing share price on the Termination Date. The net shares, after withholding, shall be delivered or otherwise made available to the Employee as soon as practicable following the Initial Payment Date.

     7. Stock Options. Effective as of the Initial Payment Date, the Employee shall forfeit and/or relinquish any and all interests and rights in and under all vested or unvested outstanding stock options awarded under any plan or program maintained by the Company or any of its affiliates. The Employee acknowledges and agrees that he does not possess, nor is entitled to, any other stock option awards under any plan or program of the Company or any of its affiliates

     8. Performance Share Program. Effective as of the Initial Payment Date, the Employee shall forfeit and/or relinquish any and all interests and rights under the Company's Performance Share Program, for any and all performance periods. Employee acknowledges that he is not entitled to any future participation or payouts with respect to the Performance Share Program.

     9. Accrued Vacation. The Employee shall receive payment for all accrued and unused vacation, if any, as of the Termination Date, to the extent provided in accordance with the Company's standard policies. Such payment shall be paid not later than the Initial Payment Date.

     10. Termination of Benefits. Except as specifically provided in this Agreement with respect to plans or arrangements specifically identified in this Agreement, the Employee's continued participation in all employee benefit (pension and welfare) and compensation plans will cease as of the Termination Date. Any payments made to the Employee pursuant to this Agreement, other than with respect to the continued payment of salary through the Termination Date, shall be disregarded for purposes of determining the amount of benefits to be accrued on behalf of the Employee under any pension or other benefit plan maintained by the Company or its affiliates. Nothing contained herein shall limit or otherwise impair Employee's right to receive pension or similar benefit payments which are vested as of the Termination Date under any applicable tax qualified pension or other tax qualified benefit plan.

     11. Medical Benefits. Employee's entitlement to continue family medical coverage under the benefit plans of the Company operated in the United States will be determined in accordance with the provisions of section 4980B of the Internal Revenue Code and section 601 of the Employee Retirement Income Security Act (sometimes referred to as "COBRA coverage"). Employee's entitlement to medical insurance coverage in the UK will cease on The Termination Date.

     12. Other Payments. The Employee agrees and acknowledges that, other than as specifically provided for in this Agreement, no additional payments are due from the Company or any affiliate on any basis whatsoever other than reimbursements in accordance with the

Company's policies for ordinary and reasonable expenses incurred on or before the Termination Date.

     13. Employee Release and Company Release. As part of this Agreement, and in consideration of the additional payments provided to Employee in accordance with this Agreement, the Employee is required to execute the Release and deliver the Release following the Termination Date and to deliver the signed Certificate, at the same time. As part of this Agreement, and in consideration of Employee's covenants contained in this Agreement, not less than five days prior to the Initial Payment Date the Company shall execute the General Release and Waiver in the form attached as Exhibit D (the "Company Release"). This Agreement (including all Exhibits to this Agreement), and the commitments and obligations of all parties hereunder:

          (a) shall become final and binding immediately following the expiration of the Employee's right to revoke the execution of this Agreement in accordance with paragraph 4(d) of the Release, attached as Exhibit B;

          (b) shall not become final and binding until the expiration of such right to revoke and may not be revoked or rescinded by the Company prior to or after expiration of such right to revoke; and

          (c) shall not become final and binding if Employee revokes such execution.

The parties to this Agreement are aware that they may hereafter discover claims or facts in addition to or different from those such party now knows or believes to be true with respect to the matters related herein. Nevertheless, it is the intention of the parties to fully, finally and forever settle such matters, and all claims, demands, and causes of action relative thereto, whether known or unknown, which may exist, or previously have existed, between Employee and the Company in connection with such matters, including, without limitation, the termination of Employee's employment with the Company. In furtherance of such intention, the waiver and releases given herein shall be and remain in effect as a full and complete release of all such matters, notwithstanding the discovery or existence of any additional or different claims or facts relative thereto.

     14. Assistance with Claims. The Employee agrees to cooperate with the Company or any affiliate in the defense, prosecution or evaluation of any pending or potential claims or proceedings involving or effecting the Company or any affiliate during the period of Employee's employment with the Company (the "Employment Period") or relating to any decisions in which Employee participated or any matter of which Employee had knowledge. Employee agrees, unless precluded by law, to promptly inform the Company if he is asked to participate (or otherwise become involved) in any claims that may be filed against the Company or any affiliate relating to the Employment Period. Employee also agrees, unless precluded by law, to promptly inform the Company if he is asked to assist in any investigation (whether governmental or private) of the Company or any affiliate (or their actions) relating to any matter occurring during the Employment Period, regardless of whether a lawsuit has then been filed against the Company or any affiliate with respect to such investigation. Specifically and without limitation, Employee will attend and participate in meetings and interviews conducted by Company personnel, and/or attorneys appointed by the Company, and execute written affidavits confirming Employee's statements in such meetings in respect of any such matters. Employee will make himself available for the foregoing at mutually convenient times during business hours from time to time as reasonably requested by the Company. Promptly upon the receipt of the Employee's written request, the Company agrees to reimburse the Employee for all reasonable out-of-pocket expenses associated with such cooperation, including travel expenses. This paragraph 14 shall not preclude the Employee from responding to an inquiry in an honest manner.

     15. Non-Disparagement. The Employee agrees that on and after the date of this Agreement, he will not make any disparaging, critical or derogatory statement about the Company or any affiliate or their shareholders or any of their officers, directors or employees or otherwise make disparaging comment on any aspects of Employee's employment with the Company, and the Company agrees not to make any disparaging, critical or derogatory statement about the Employee or Employee's employment with the Company; provided that the provisions of this paragraph 15 shall not apply to testimony as a witness, any disclosure required by law to be made by the Company or the Employee, the assertion of or defense against any claim of breach of this Agreement and shall not require either party to make false statements or disclosures.

     16. Restrictive Covenants. Except as may be modified by the following provisions of this paragraph 16, Employee expressly acknowledges and agrees that the Employee will continue to remain subject to the Covenant provisions of
Section 7 of the Employment Agreement, and further agrees that obligations under such provisions are not limited in any way by this Agreement or termination from employment with the Company:

          (a) Employee shall return all documents, records and property of the Company and any affiliate of the Company as of the Termination Date. The Employee shall return to the Company no later than the Termination Date any and all original and duplicate copies of all the Employee's work product and of files, calendars, books, records, notes, notebooks, customer lists and proposals to customers, manuals, computer equipment (including any desktop and/or laptop computers, handheld computing devices, home systems, computer disks and diskettes), mobile telephones (including SIM cards and the like), personal data assistants (PDAs), fax machines, and any other magnetic and other media materials the Employee has in his possession or under his control that belong to the Company or any of its affiliates that contain confidential or proprietary information concerning the Company or any of its affiliates or their clients or operations. The Employee also must return and/or agree to immediately return to the Company any keys, credit cards and I.D. cards that belong to the Company or any of its affiliates but are in the Employee's possession or within the Employee's control.

          (b) Employee agrees not to instigate or participate in any administrative or judicial proceeding against the Company or any affiliate (except for proceedings to enforce this Agreement) unless requested by the Company or otherwise required by law.

          (c) Subject to the foregoing provisions of this paragraph 16, the Company will continue to have the right to enforce such obligations of
     Section 7 of the Employment Agreement as provided in the Employment Agreement.

          (d) The Company agrees that the Employee shall be permitted from time to time to seek a written exception from the Company to the non-solicitation provision of Section 7(c)(iii) of the Employment Agreement with respect to specifically identified individuals; provided, however, it is specifically acknowledged by the Employee that the Company shall have absolute discretion whether to agree to such request for exception.

     17. Non-Disclosure. Employee acknowledges that the benefits provided by the Company under this Agreement are not generally available to other employees of the Company, and agrees that, except as may be required by the lawful order of a court or agency of competent jurisdiction, Employee will keep the terms of this Agreement secret and confidential indefinitely. Notwithstanding the foregoing provisions of this paragraph 17, Employee may disclose the contents of this Agreement to his attorneys, accountants and financial advisors and his immediate family, provided that Employee takes steps that are reasonably calculated to assure that such persons do not further disclose the terms of this Agreement. The Employee further agrees that, prior to the commencement of any new employment, if prior to the end of the expiration of the restrictive provisions of Section 7 of the Employment Agreement, he will furnish the prospective new employer with a copy of the provisions of this Agreement (and as needed, relevant provisions of the Employment Agreement) relating to competition, confidentiality, and solicitation. Employee also agrees that, during such period, the Company may advise any new employer or prospective new employer of the provisions of this Agreement relating to competition, confidentiality, and solicitation and furnish the new employer or prospective new employer with a copy of such provisions.

     18. Withholding for Taxes. All benefits and payments provided to the Employee pursuant to this Agreement which are required to be treated as compensation shall be subject to all applicable withholding and reporting requirements.

     19. Settlement of Disputes. The Settlement of Disputes provisions set forth in Section 8 of the Employment Agreement are hereby incorporated by reference and are made part of this Agreement and shall be applicable for all disputes as may arise hereunder, regardless of whether the Employment Agreement is, or may deemed to be, in full force and effect.

     20. Attorneys Fees. In the event of any dispute with respect to a breach or asserted breach of this Agreement, the prevailing party as determined by the presiding judge or arbitration panel in said proceeding shall be entitled to recover such party's reasonable attorneys fees and expenses from the other party.

     21.  Miscellaneous.

          (a) Binding Effect. This Agreement shall be binding upon each of the parties and upon their respective heirs, administrators, representatives, executors, successors and assigns, and shall inure to the benefit of each party and to their heirs, administrators, representatives, executors, successors, and assigns.

          (b) Applicable Law. This Agreement shall be construed in accordance with the laws of the State of New York, without regard to the conflict of law provisions of any jurisdiction, save in relation to paragraph 2 of Exhibit B and Exhibit C which shall be construed in accordance with English law.

          (c) Entire Agreement. This Agreement reflects the entire agreement between the Employee and the Company and, except as specifically provided herein, supersedes all prior agreements and understandings, written or oral relating to the subject matter hereof, it being acknowledged, however, that the Employee shall continue to be subject to the restrictive covenants of
     Section 7 of the Employment Agreement. To the extent that the terms of this Agreement (including Exhibits to this Agreement) are to be determined under, or are to be subject to, the terms or provisions of any other document, this Agreement (including Exhibits to this Agreement) shall be deemed to incorporate by reference such terms or provisions of such other documents.

          (d) Notices. Any notice pertaining to this Agreement shall be in writing and shall be deemed to have been effectively given on the earliest of (a) when received, (b) upon personal delivery to the party notified, (c) one business day after delivery via facsimile with electronic confirmation of successful transmission, (d) one business day after delivery via an overnight courier service or (e) five days after deposit with the United Postal Service, and addressed as follows:

          to the Employee at:

          John Piers Marmion
          Copse Stile House
          Spring Lane, Aston Tirrold
          Didcot, Oxon OX11 9EJ
          United Kingdom
          Or such other address as Employee duly notifies the Company.

          With a copy to:

          Samuel B. Fortenbaugh, III, Esq.
          1211 Avenue of the Americas, 24/th/ Floor
          New York, NY  10036
          Fax:  (212) 596-3391

          to the Company at:

          Heidrick & Struggles International, Inc.
          233 South Wacker Drive
          Suite 4200
          Chicago, IL  60606-6303
          Attn:  Fritz E. Freidinger - General Counsel and
          Corporate Secretary
          Fax:  (312)  496-1297

          with a copy to:

          Donald L. Norman, Jr., Esq.

          Mayer, Brown, Rowe & Maw
          190 S. LaSalle Street
          Chicago, IL  60603
          Fax:  (312) 706-9179

          (e) Waiver of Breach. The waiver by either party to this Agreement of a breach of any provision of this Agreement shall not operate as or be deemed a waiver of any subsequent breach by such party. Continuation of benefits hereunder by the Company following a breach by the Employee of any provision of this Agreement shall not preclude the Company from thereafter exercising any right that it may otherwise independently have to terminate said benefits based upon the same violation.

          (f) Amendment. This Agreement may not be modified or amended except by a writing signed by the parties to this Agreement.

          (g) Counterparts. This Agreement may be signed in multiple counterparts, each of which shall be deemed an original. Any executed counterpart returned by facsimile shall be deemed an original executed counterpart.

          (h) Agreement Expenses. The Company shall reimburse the Employee for reasonable legal fees incurred incident to the negotiation, preparation and execution of this Agreement subject to a cap of $12,500.

          (i) No Third Party Beneficiaries. Unless specifically provided herein, the provisions of this Agreement are for the sole benefit of the parties to this Agreement and are not intended to confer upon any person not a party to this Agreement any rights hereunder.

          (j) Terms and Construction. Each party has cooperated in the drafting and preparation of this Agreement. The language in all parts of this Agreement shall be in all cases construed according to its fair meaning and not strictly for or against either party.

          (k) Admissions. Nothing in this Agreement is intended to be, or will be deemed to be, an admission of liability by Employee or the Company to each other, or an admission that they or any of their agents, affiliates, or employees have violated any state, federal or local statute, regulation or ordinance or any principle of common law of any jurisdiction, or that they have engaged in any wrongdoing towards each other.

          (l) Currency. Unless otherwise specifically provided herein, all cash payments to be made by the Company to Employee under the terms of this Agreement shall be made in United States Dollars. In the event that the parties agree to have any payments made in any currency other than the U.S. Dollar, the amount of such payments in such other currency shall be calculated using the exchange rate as reported in the Wall Street Journal for the date immediately preceding the date of payment. In the event that a given currency exchange rate is not reported as of the date immediately preceding such payment date, the next most recently reported exchange rate for that currency shall be utilized.

IN WITNESS WHEREOF, this Separation and Settlement Agreement and General Release has been duly executed as of the Effective Date.


  /s/ John Piers Marmion                            Date: 27/06/03.
-----------------------------------                      -----------------------
John Piers Marmion

Heidrick & Struggles International,
Inc.


                                                    Date:
-----------------------------------                      -----------------------
By:    Fritz E. Freidinger
Title: General Counsel and
       Corporate Secretary

     IN WITNESS WHEREOF, this Separation and Settlement Agreement and General Release has been duly executed as of the Effective Date.

                                                    Date:
-----------------------------------                      -----------------------
John Piers Marmion

Heidrick & Struggles International,
Inc.

  /s/ Fritz E. Freidinger                           Date: 6-16-03
-----------------------------------                      -----------------------
By:    Fritz E. Freidinger
Title: General Counsel and
       Corporate Secretary

                                    Exhibit A
                                    ---------

                              LETTER OF RESIGNATION
                              ---------------------

Board of Directors
Heidrick & Struggles International, Inc.
233 South Wacker Drive
Chicago, IL 60606-6303

Dear Sirs:

     I hereby acknowledge my resignation as Chief Executive Officer with Heidrick & Struggles International, Inc. (the "Company") as of April 7, 2003, and acceptance thereof by the Company, and that I will not stand for re-election to the Board of Directors of the Company, such that as of the May 22, 2003 shareholders meeting, I will no longer serve in the position of Chairman or member of the Board of Directors of the Company. Effective as of the date of execution of the Separation and Severance Agreement dated May 15, 2003 (the "Separation Agreement"), I hereby resign all other officer or management positions with the Company and all of its related entities (including, without limitation, any position as a member of any board of directors of any related entity), and agree to remain employed solely as a senior advisor to the Company as provided in the Separation Agreement. Further, effective June 30, 2003, I hereby resign from employment with the Company and all of its related entities. My resignation is in accordance with the terms of the Separation Agreement and I hereby confirm that I have no claim for compensation for loss of office, save as set out in that Agreement.

                                                 Very truly yours,


                                                 John Piers Marmion

                                    Exhibit B
                                    ---------

                           EMPLOYEE RELEASE AND WAIVER
                           ---------------------------

     1. This document is attached to, is incorporated into, and forms a part of, a Separation and Settlement Agreement (the "Agreement") by and between Heidrick & Struggles International, Inc. (the "Company") and John Piers Marmion (the "Employee"). Except for (i) a Claim based upon a breach of the Agreement,
(ii) a Claim which is expressly preserved by the Agreement, or (iii) a Claim relating to or arising out of the Company's fraud or criminal activity, the Employee, on behalf of himself and the other Employee Releasors, releases and forever discharges the Company and the other Company Releasees from any and all Claims which the Employee now has or claims, or might hereafter have or claim, whether known or unknown, suspected or unsuspected (or the other Employee Releasors may have, to the extent that it is derived from a Claim which the Employee may have), against the Company Releasees based upon or arising out of any matter or thing whatsoever, from the beginning of time to the effective date of this General Release and Waiver and shall include, without limitation, Claims (except those specifically preserved by the Agreement) arising out of or related to the Employment Agreement dated January 1, 2002 and Claims arising under (or alleged to have arisen under) (a) the Age Discrimination in Employment Act of 1967, as amended; (b) Title VII of the Civil Rights Act of 1964, as amended; (c) The Civil Rights Act of 1991; (d) Section 1981 through 1988 of Title 42 of the United States Code, as amended; (e) the Employee Retirement Income Security Act of 1974, as amended; (f) The Immigration Reform Control Act, as amended; (g) The Americans with Disabilities Act of 1990, as amended; (h) The National Labor Relations Act, as amended; (i) The Fair Labor Standards Act, as amended; (j) The Occupational Safety and Health Act, as amended; (k) The Family and Medical Leave Act of 1993; (l) any state antidiscrimination law; (m) any state wage and hour law; (n) any other local, state or federal law, regulation or ordinance; (o) any public policy, contract, tort, or common law; (p) any law, regulation or ordinance of the United Kingdom or the rest of Europe or any of their political entities; or (q) any allegation for costs, fees, or other expenses including attorneys' fees incurred in these matters. Employee further represents that he has not, and never will, institute against the Company or any of the Company Releasees any action or other proceeding in any court, administrative agency, or other tribunal of the United States, any State thereof or any foreign jurisdiction, with respect to any Claim or cause of action of any type, other than as provided under (i), (ii), or (iii) above, arising or which may have existed at any time prior to the effective date of the Agreement. If Employee does institute such a claim, he agrees to pay the reasonable costs incurred by the Company or any of the Company Releases in defending such action, including reasonable attorneys' fees, experts' fees and costs.

     2.   In respect of Claims arising under English law, Employee:

          (a) acknowledges that he has taken independent legal advice from Steven Oxley of Wilsons (his "English Advisor") on the terms and effect of the Agreement and this General Release and Waiver, that he has entered into such agreements voluntarily, without reservation and with the intention that it will be binding on him as a compromise agreement or otherwise and that the conditions regarding compromise agreements under the following English statutes have been satisfied: section 203 of the Employment Rights Act 1996, section 77 of the Sex Discrimination Act 1975, section 72 of the Race Relations Act 1976, section 9 of the Disability Discrimination Act 1995, Regulation 35 of the Working Time Regulations 1998, section 288 of the Trade Union and Labour Relations (Consolidation) Act 1992, section 9 of the Part-Time Workers Regulations 2000 and Regulation 41 of the Transnational Information and Consultation of Employees Regulations 1999 have been satisfied. Employee also warrants the accuracy of paragraph 2 of the Certificate attached as Exhibit C to the Agreement and acknowledges that the Severance Payment includes any statutory compensation to which he may be entitled and that it would not be just and equitable for him to receive any further compensation;

          (b)  represents and warrants that:

               (i) his only Statutory Claims (as defined in paragraph 2(c) below) or particular complaints are for unfair dismissal, breach of contract and unlawful deduction from wages; and

               (ii) his English Advisor has advised him that, on the basis of the information available to his Advisor, he has no other Statutory Claim against the Company and the other Company Releasees.

          (c) A Statutory Claim means any claim for or relating to unfair dismissal, a redundancy payment, equal pay, sex, race or disability discrimination, working time, unauthorised deduction from wages or for the infringement of any other statutory employment rights which Employee has or may have under the Employment Rights Act 1996, the Trade Union and Labour Relations (Consolidation) Act 1992, the Employment Relations Act 1999, the Part-Time Workers Regulations 2000 or the Transnational Information and Consultation of Employee Regulations 1999.

     3. For purposes of this General Release and Waiver, the terms set forth below shall have the following meanings:

          (a) The term "Agreement" shall include the Agreement and the Exhibits thereto.

          (b) The term "Claims" shall include any and all rights, claims, demands, debts, dues, sums of money, accounts, attorneys' fees, experts' fees, complaints, judgments, executions, actions and causes of action of any nature whatsoever, cognizable at law or equity.

          (c) The term "Company Releasees" shall include the Company and its affiliates and their respective officers, directors, trustees, members, representatives, agents, employees, shareholders, partners, attorneys, assigns, administrators and fiduciaries under any employee benefit plan of the Company and of any affiliate, and insurers, and their predecessors and successors.

          (d) The term "Employee Releasors" shall include the Employee, and his family, heirs, executors, representatives, agents, insurers, administrators, successors, assigns, and any other person claiming through the Employee.

     4. The following provisions are applicable to and made a part of the Agreement and this General Release and Waiver:

          (a) By this General Release and Waiver, the Employee Releasors do not release or waive any right or claim which they may have under the Age Discrimination in Employment Act, as amended by the Older Workers Benefit Protection Act, which arises after the date of execution of this General Release and Waiver.

          (b) In exchange for this General Release and Waiver, the Employee hereby acknowledges that he has received separate consideration beyond that to which he is otherwise entitled under the Company's policies, under contract, or under applicable law.

          (c) The Employee has consulted with an attorney of his choosing prior to executing the Agreement and this General Release and Waiver.

          (d) The Employee has up to twenty-one (21) days from the date of presentment to consider whether or not to execute the Agreement and this General Release and Waiver which right the Employee has chosen to waive with the advice of counsel. In the event of such execution, the Employee has a further period of seven (7) days from the date of said execution in which to revoke said execution. The Agreement and this General Release and Waiver will not become effective until expiration of such revocation period.

     5. The Agreement (including this General Release and Waiver and all other Exhibits to the Agreement), and the commitments and obligations of all parties thereunder:

          (a) shall become final and binding immediately following the expiration of the Employee's right to revoke the execution of the Agreement in accordance with paragraph 4(d) of this Exhibit B;

          (b) shall not become final and binding until the expiration of such right to revoke; provided, however, that nothing contained herein shall confer any right upon the Company to revoke the Agreement; and

          (c) shall not become final and binding if the Employee revokes such execution.

                                  * * * * * * *

     The Employee hereby acknowledges that he has carefully read and understands the terms of the Agreement and this General Release and Waiver and each of his rights as set forth therein.

                                                      /s/ John Piers Marmion
                                                    ----------------------------
                                                    John Piers Marmion

                                                    Date: 30/06/2003.
                                                         -----------------------

WITNESSETH.
  /s/
-----------------------------------

                                   Exhibit C
                                   ---------

                         English Advisor's Certificate
                         -----------------------------

I, Stephen Oxley, hereby certify as follows:

1 I am a solicitor of the Supreme Court of England and Wales and hold a current Practising Certificate.

2 I have advised John Piers Marmion ("my Client") on the terms and effect of the Settlement Agreement dated 15 May 2003 between Heidrick & Struggles International Inc. and my Client and in particular its effect on my Client's ability to pursue my Client's rights before an English Employment Tribunal, including the matters set out in paragraph 2 of Exhibit B to the Settlement Agreement (the General Release and Waiver).

3 I am not acting (and have not acted) in relation to this matter for Heidrick & Struggles International Inc. or any associated employer.

4 There is in force a contract of insurance or an indemnity provided for members of a profession or professional body covering the risk of a claim by my Client in respect of loss arising in consequence of the advice I have given.

5 I confirm that paragraphs 2(b)(i) and (ii) of the General Release Waiver are accurate.


SIGNED:               /s/
                    ----------------------------------

Name of Solicitor:  Stephen Oxley

Firm:               Wilsons

Address:            Steynings House, Fisherton Street,
                    Salisbury, Wiltshire, SP2 7RJ, UK

Dated:              ----------------------------------

                                    Exhibit D
                                    ---------

                       COMPANY GENERAL RELEASE AND WAIVER
                       ----------------------------------

     6. This document is attached to, is incorporated into, and forms a part of, a Separation and Settlement Agreement (the "Agreement") by and between Heidrick & Struggles International, Inc. (the "Company") and John Piers Marmion (the "Employee"). Except for (i) a Claim based on a breach of the Agreement,
(ii) a Claim which is expressly preserved by the Agreement, (iii) a Claim relating to or arising out of the Employee's fraud or criminal activity, or (iv) a Claim relating to or arising out of the Employee's willful or intentional misconduct in the performance of Employee's obligations under the Employment Agreement, the Company, on behalf of itself and the other Company Releasors, releases and forever discharges the Employee and the other Employee Releasees from any and all Claims which the Company now has or claims, or might hereafter have or claim, whether known or unknown (or the other Company Releasors may have, to the extent that it is derived from a Claim which the Company may have), against the Employee Releasees based upon or arising out of any matter or thing whatsoever, from the beginning of time to the effective date of this General Release and Waiver, and shall include, without limitation, Claims arising out of or related to the Employment Agreement dated January 1, 2002, and Claims arising under (or alleged to have arisen under) (a) any local, state, federal, regulation or ordinance; (b) any public policy, contract, tort, or common law;
(c) any allegation for costs, fees, or other expenses including attorneys' fees incurred in these matters; or (d) any law, regulation or ordinance of the United Kingdom or the rest of Europe or any of their political entities. Company further represents that it has not, and never will, institute against the Employee or any of the Employee Releasees any action or other proceeding in any court, administrative agency, or other tribunal of the United States, any State thereof or any foreign jurisdiction, with respect to any Claim or cause of action of any type, other than as provided under (i), (ii), (iii) or (iv) above, arising or which may have existed at any time prior to the effective date of the Agreement. If Company does institute such a claim, it agrees to pay the reasonable costs incurred by the Employee or any of the Employee Releases in defending such action, including reasonable attorneys' fees, experts' fees and costs.

     7. For purposes of this General Release and Waiver, the terms set forth below shall have the following meanings:

          (a) The term "Agreement" shall include the Agreement and the Exhibits thereto.

          (b) The term "Claims" shall include any and all rights, claims, demands, debts, dues, sums of money, accounts, attorneys' fees, complaints, judgments, executions, actions and causes of action of any nature whatsoever, cognizable at law or equity.

          (c) The term "Company Releasors" shall include the Company and any of its affiliates and, to the extent acting on behalf of the Company or any of its affiliates and not acting in their individual capacities, their respective officers, directors, trustees, members, representatives, agents, employees, shareholders, partners, attorneys, assigns, administrators and fiduciaries under any employee benefit plan of the Company and of any affiliate, and insurers, and their predecessors and successors.

          (d) The term "Employee Releasees" shall include the Employee, and his family, heirs, executors, representatives, agents, insurers, administrators, successors, assigns, and any other person claiming through the Employee.

     8. The Agreement (including this General Release and Waiver and all other Exhibits to the Agreement), and the commitments and obligations of all parties thereunder:

          (a) shall become final and binding immediately following the expiration of the Employee's right to revoke the execution of the Agreement in accordance with paragraph 4(d) of Exhibit B to the Agreement;

          (b) shall not become final and binding until the expiration of such right to revoke; provided, however, that nothing contained herein shall confer any right upon the Company to revoke the Agreement; and

          (c) shall not become final and binding if the Employee revokes such execution.

                                  * * * * * * *

    The Company hereby acknowledges that it has carefully read and understands the terms of the Agreement and this General Release and Waiver and each of its rights as set forth therein.

                                        Heidrick & Struggles International, Inc.

                                          /s/ Fritz E. Freidinger
                                        ----------------------------------------
                                        By:    Fritz E. Freidinger
                                        Title: General Counsel and Corporate
                                               Secretary

                                        Date: July 1, 2003
                                             -----------------------------------
State of Illinois
         --------------------------
County of Cook
         --------------------------
Subscribed Before Me This

1ST  Day of July, 2003

  /s/ Mary D. Olawumi
-----------------------------------
Notary Public]

         OFFICIAL SEAL
        MARY D OLAWUMI
NOTORAY PUBLIC, STATE OF ILLINOIS
MY COMMISSION EXPIRES: 10/15/06